EXHIBIT 10.3



Cedric Kushner Promotions, Inc.
1414 Avenue of the AmericasSuite 406New
York, NY 10019October 31, 2004

Mr. Roy Roberts
200 Winston Drive
Cliffside Park, NJ 07010

Dear Mr. Roberts:

This letter will serve as an amendment to the Consulting Agreement dated June 1, 2004 between Cedric Kushner Promotions, Inc. (the "Company") and Roy Roberts (the "Consultant").

In reference to Section 3.1, Consideration for Consulting Services, the Company and Consultant mutually agree to terminate the following language:

"In the event that the Proxy is not successfully completed on or before November 1, 2004, the parties hereto shall attempt to renegotiate the terms of compensation otherwise provided hereunder. In the event that the parties cannot agree on alternative compensation, this Agreement shall be void and the Corporation shall have no obligation to the Consultant hereunder."

The Company and Consultant agree that all compensation under the Consulting Agreement remain due and owing to the Consultant.

All other aspects of this Consulting Agreement shall remain effective for the entire term of the Agreement.

If the foregoing change is satisfactory, please indicate your acceptance below and return this letter.



    Very truly yours,


    Cedric Kushner Promotions, Inc.

/s/ Jim DiLorenzo
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Jim DiLorenzo, Vice-President

Accepted and agreed to This 31st day of October, 2004

/s/ Roy Roberts
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Roy Roberts